Exhibit 99.1

BlackRock to Acquire eFront — Industry Leading Alternatives Investment Software Provider

Acquisition Strengthens Aladdin’s Alternatives and Multi-Asset Capabilities

Combination Sets New Standard in Investment Management Technology by Offering

Industry’s Most Comprehensive “Whole Portfolio” Investment Operating Platform

BlackRock also Enters Agreement to Repurchase 3.1 Million Shares in Separate Private Transaction

New York, Paris – March 22, 2019 – BlackRock today announced that it has made a binding offer and entered into an exclusive agreement, subject to the conditions below, to acquire 100% of the equity interests in eFront, the world’s leading end-to-end alternative investment management software and solutions provider, from private equity firm Bridgepoint and eFront employees, for $1.3 billion in cash. The combination of eFront with Aladdin, BlackRock’s investment operating platform used by more than 225 institutions around the world, will set a new standard in investment and risk management technology.

eFront, which serves more than 700 clients in 48 countries, is a comprehensive technology solution for managing the alternatives investment lifecycle, from due diligence and portfolio planning to performance and risk analysis, across a range of alternative asset classes.

“Technology and illiquid alternatives are two pillars of BlackRock’s growth, and this transaction provides a unique opportunity to accelerate our positioning in both,” said Laurence D. Fink, Chairman and CEO of BlackRock. “We’re particularly excited about eFront’s global footprint, including its headquarters in Paris, which is a key market on the continent for BlackRock. As a global asset manager, we are increasingly focused on understanding the unique needs of clients in each community where we operate. eFront immediately deepens our presence and technology capabilities in France, Europe and across the globe.”

“eFront vastly expands Aladdin’s alternatives capabilities and further distinguishes it as the most comprehensive investment operating platform in the world,” said Rob Goldstein, Chief Operating Officer of BlackRock. “In addition to the benefits eFront will bring to Aladdin clients, the transaction also enhances BlackRock’s own alternatives investment platform and advances the company’s goal of using technology to strengthen its leadership position in the illiquid investment space and providing whole portfolio solutions to clients.”

A Whole Portfolio Approach

As alternatives go mainstream, investment managers’ ability to seamlessly manage portfolios across public and private asset classes on a single platform is critical. eFront will extend Aladdin’s end-to-end processing solutions offering in alternative asset classes, enabling clients to get an enterprise view of their portfolio.

“There are $9 trillion in alternative assets under management in the industry today and clients are incorporating them into their investment strategies at a record pace,” said Goldstein. “This has created an unprecedented need for risk and investment management capabilities spanning both public and private asset classes.”

“Offering eFront’s leading capabilities in alternatives to the Aladdin Community through BlackRock Solutions will allow our clients to access a ‘whole portfolio’ approach that only Aladdin will provide. We are excited to welcome eFront’s 700 employees to BlackRock as we continue to offer eFront as its own platform and enrich its value proposition with Aladdin analytics.”

“Aladdin has long set the standard for investment and risk management technology and eFront is excited to be joining the market leader,” said Tarek Chouman, Chief Executive Officer of eFront. “BlackRock’s dynamic platform and global reach will allow us to help even more clients with their alternative asset needs and greatly enhance the value proposition we offer our clients today.”

Xavier Robert, partner at Bridgepoint, said: “eFront is a high growth business which since its acquisition by Bridgepoint in 2015 has undergone a period of significant transformation to become the market leader in software for the alternative asset management industry. With its strategically positioned platform, a leading product portfolio, and a high quality management team, the business is now poised for further growth under BlackRock’s ownership.”

Timeline, Financial Impact and Strategic Share Repurchase

Following completion of the notification and consultation process with eFront’s employee-works council, as required by law, BlackRock and eFront’s shareholders are expected to enter into a definitive securities sale agreement contemplated by the exclusive agreement. Closing of the transaction would be subject to entry into the definitive securities sale agreement and satisfaction of the conditions set forth therein.

The eFront transaction will be funded with a combination of existing corporate liquidity and debt. While minimally dilutive to earnings per share, the transaction will not be dilutive on a cash basis.

Separate from the eFront acquisition, on March 20, 2019, BlackRock entered into an agreement to repurchase approximately 3.1 million of its shares at a per share price of $412.84 in a private transaction under its existing repurchase program. The share repurchase transaction is expected to close on March 25, subject to customary closing conditions. As of March 25, BlackRock will have repurchased an aggregate of approximately $1.6 billion of its shares in 2019 and will have completed its targeted level of share repurchases for the year, but will remain opportunistic should relative valuation opportunities arise.

About Aladdin

Aladdin has always been at the core of BlackRock. It combines sophisticated risk analytics, exposure and performance analyses with comprehensive portfolio management, trading, compliance and operational tools on a single unified platform. Aladdin was first built to manage BlackRock’s business, and the firm continues to be the largest user of Aladdin today. Through Aladdin, the firm offers to clients the same technology and intellectual capital that BlackRock uses to manage investments day-to-day. This “provider/user” dynamic brings a higher level of discipline to Aladdin than typical third-party technology offerings.

About eFront

eFront, founded in 1999 by Olivier Dellenbach, is based in Paris and is the leading technology provider for managing the alternatives investment lifecycle, from due diligence and portfolio planning, to performance and risk analysis, across a range of alternative asset classes. eFront’s solutions serve investors in the private equity, real estate investment, banking, and insurance sectors.

About Bridgepoint

Bridgepoint is an international private equity firm. With over €18 billion of assets under management and over €28 billion of capital raised to date, it typically focuses on acquiring well managed companies in attractive sectors helping companies and management teams by investing in expansion, operational transformation or via consolidating acquisitions. Bridgepoint has offices in Amsterdam, Frankfurt, Istanbul, London, Luxemburg, Madrid, New York, Paris, San Francisco, Shanghai, Stockholm and Warsaw. www.bridgepoint.eu

About BlackRock

BlackRock helps investors build better financial futures. As a fiduciary to our clients, we provide the investment and technology solutions they need when planning for their most important goals. As of December 31, 2018, the firm managed approximately $5.98 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock.

# # #

Investor Relations	Media Relations
Samantha Tortora	Melissa Garville
212-810-5397	212-810-5528
Samantha.Tortora@BlackRock.com	Melissa.Garville@BlackRock.com

Ryan O’Keeffe +44 (20) 77435876 Ryan.Okeeffe@BlackRock.com